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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        Flasz,                       Jerry
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

        c/o Moore Medical Corp., 389 John Downey Drive
    ----------------------------------------------------------------------------
                                   (Street)

        New Britain,                  CT                              06050
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               1/15/01
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol      MMD
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                    ---
                        (give title below)                       (specify below)

        Executive Vice President - Information Systems
    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

      X  Form Filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                     Amount or                         (Instr. 5)
                               Exer-     tion            Title       Number of
                               cisable   Date                        Shares
------------------------------------------------------------------------------------------------------------------------------------

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Stock option(1)                1/15/02   1/14/06    Common stock     20,000 shares     $6.00             D
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

Explanation of Responses:

(1) Granted under the Issuer's 2000 Incentive Compensation Program as a non-qualified stock option which becomes exercisable in four equal cumulative annual installments commencing one year after the date of the grant, subject to acceleration of 50% of all otherwise non-exercisable installments in the event of a defined "change of control" followed by a termination of employment (subsequent to a defined "change of position" if terminated by the Reporting Person).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                      /s/ JERRY FLASZ              1/24/01
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date